Exhibit 12(a)



April 17, 2003





Smith Barney International Large Cap Fund,
  a series of Smith Barney Trust II
125 Broad Street
New York, New York  10004

European Portfolio,
  a series of Smith Barney World Funds, Inc.
125 Broad Street
New York, New York  10004

Ladies and Gentlemen:

You have requested our opinion regarding certain federal income tax consequences to (a) Smith Barney Trust II, a Massachusetts business trust (the "Acquiring Trust"), on behalf of Smith Barney International Large Cap Fund (the "Acquiring Fund"), a separate series of the Acquiring Trust, (b) Smith Barney World Funds, Inc., a Maryland corporation (the "Acquired Corporation"), on behalf of European Portfolio (the "Acquired Fund"), a separate series of the Acquired Corporation, and (c) the holders (the "Acquired Fund Shareholders") of voting shares of common stock of the Acquired Fund (the "Acquired Fund Shares") when the Acquired Fund Shareholders receive voting shares of beneficial interest in the Acquiring Fund (the "Acquiring Fund Shares") in exchange for their Acquired Fund Shares pursuant to the acquisition by the Acquiring Fund of all of the assets of the Acquired Fund in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund (the "Reorganization"), all pursuant to that certain Agreement and Plan of Reorganization dated January 30, 2003 (the "Reorganization Agreement"), between the Acquiring Trust, on behalf of the Acquiring Fund, and the Acquired Corporation, on behalf of the Acquired Fund. All terms used herein and which are not specifically defined shall have the same meanings as when used in the Reorganization Agreement.

We have reviewed such documents and materials as we have considered necessary for the purpose of rendering this opinion. In rendering this opinion, we have assumed that such documents as yet unexecuted will, when executed, conform in all material respects to the proposed forms of such documents that we have examined. In addition, we have assumed the genuineness of all signatures, the capacity of each party executing a document to so execute that document, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

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Smith Barney International Large Cap Fund
European Portfolio
April 17, 2003
Page 2

We have made inquiry as to the underlying facts which we considered to be relevant to the conclusions set forth in this letter. The opinions expressed in this letter are based upon certain factual statements relating to the Acquiring Fund and the Acquired Fund set forth in the Registration Statement on Form N-14 (the "Registration Statement") filed by the Acquiring Trust with the Securities and Exchange Commission and representations made in letters from the Acquiring Trust and the Acquired Corporation addressed to us for our use in rendering this opinion (the "Tax Representation Letters"). We have no reason to believe that these representations and facts are not valid, but we have not attempted to verify independently any of these representations and facts, and this opinion is based upon the assumption that each of them is accurate. Capitalized terms used herein and not otherwise defined shall have the meaning given them in the Registration Statement.

The conclusions expressed herein are based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations issued thereunder, published rulings and procedures of the Internal Revenue Service and judicial decisions, all as in effect on the date of this letter.

Based upon the foregoing, we are of the opinion that for United States federal income tax purposes:

      (a) the transfer to the Acquiring Fund of all of the assets of the Acquired Fund in exchange solely for Acquiring Fund Shares and the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund, followed by the distribution of the Acquiring Fund Shares to the Acquired
             Fund Shareholders in exchange for their Acquired Fund Shares in complete liquidation of the Acquired Fund, will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and the Acquiring Fund and the Acquired Fund will each be "a party to a reorganization" within the meaning of
             Section 368(b) of the Code;

      (b) no gain or loss will be recognized by the Acquired Fund upon the transfer of the Acquired Fund's assets to the Acquiring Fund solely in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of the liabilities of the Acquired Fund or upon the distribution of the Acquiring Fund Shares to the Acquired Fund Shareholders in exchange for their Acquired Fund Shares;

      (c) the basis of the assets of the Acquired Fund in the hands of the Acquiring Fund will be the same as the basis of such assets in the hands of the Acquired Fund immediately prior to the transfer;

      (d) the holding period of the assets of the Acquired Fund in the hands of the Acquiring Fund will include the period during which such assets were held by the Acquired Fund;

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Smith Barney International Large Cap Fund
European Portfolio
April 17, 2003
Page 3

      (e) no gain or loss will be recognized by the Acquiring Fund upon the receipt of the assets of the Acquired Fund solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund;

      (f) no gain or loss will be recognized by the Acquired Fund Shareholders upon the receipt of Acquiring Fund Shares solely in exchange for their Acquired Fund Shares as part of the Reorganization;

      (g) the basis of Acquiring Fund Shares received by each Acquired Fund Shareholder pursuant to the Reorganization will be, in the aggregate, the same as the basis, in the aggregate, of the shares of the Acquired Fund exchanged therefor; and

      (h) the holding period of Acquiring Fund Shares received by each Acquired Fund Shareholder pursuant to the Reorganization will include the holding period during which the Acquired Fund Shares exchanged therefor were held, provided that at the time of the exchange such Acquired Fund Shares were held as capital assets in the hands of such Acquired Fund Shareholder.

Our opinion is based upon the accuracy of the certifications, representations and warranties and satisfaction of the covenants and obligations contained in the Reorganization Agreement, the Tax Representation Letters and in the various other documents related thereto. Our opinion may not be relied upon if any of such certifications, representations or warranties are not accurate or if any of such covenants or obligations are not satisfied in all material respects.

Very truly yours,

/s/ Willkie Farr & Gallagher